Exhibit 10.16

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (“Agreement”), effective as of the 26th day of February, 2014 (the “Effective Date”), is entered into by and between Christopher G. Chavez, an individual and resident of Texas (the “Executive”) and TriVascular, Inc., a California corporation (the “Company”).

The Company and Executive previously entered into that certain Employment Agreement effective as of April 12, 2012 (the “Initial Employment Agreement”).

The Company desires to continue to retain the services of Executive, in the capacity, on the terms and conditions, and subject to the rights of termination hereinafter set forth, and Executive is willing to continue such employment in such capacity, on such terms and conditions, and subject to such rights of termination.

In consideration of the mutual agreements hereinafter set forth, Executive and the Company have agreed and do hereby agree to amend and restate the Initial Employment Agreement as follows:

1. Employment as Chairman, Chief Executive Officer and President of the Company; Commencement of Employment; Other Obligations. The Company agrees to employ Executive as Chief Executive Officer and President of the Company performing the customary and other full-time duties as assigned by the Company’s Board of Directors or the Board of Directors of the Company’s parent, TriVascular Technologies, Inc., a Delaware corporation (“TRIV”), (collectively referred to here as the “Board”). The Company and TRIV also acknowledge that the Executive will serve on each organization’s Board of Directors as Chairman and will serve as the Chief Executive Officer and President of TRIV. The Company and TRIV further agree to modify, edit, or amend any equity plans to allow for the effectuation of the terms of this Agreement. The Executive agrees that if his employment with the Company terminates for any reason that he shall also resign his membership from the Board and any position as an officer of the Company, TRIV and/or the Board, with such resignation effective the same date as the date his employment terminates. The Company agrees that Executive must approve any announcement concerning his relationship with the Company prior to publication, except as may be required by applicable law.

2. Term of Employment. Executive’s employment under this Agreement is “at will” meaning that either he or the Company may terminate the employment relationship for any reason and at any time. The only obligations that the parties have with regard to notice of termination and severance are those provided expressly by this Agreement.

3. Compensation.

(a) Base Salary. The Company shall pay Executive, and Executive agrees to accept from the Company, in payment for his services to the Company, a base salary at the rate of $450,000 (gross) per year (“Base Salary”), subject to all withholdings and deductions as are required or authorized by law, and payable in accordance with the company’s normal payroll schedule for other senior executives. Base Salary shall be subject to such adjustments as the Company and Executive shall mutually agree.

(b) Equity/Longterm Incentive Awards.

(i) Initial Grant. Executive acknowledges the receipt of a stock option granted under TRIV’s 2008 Equity Incentive Plan to purchase up to 26,534,708 shares of TRIV’s common stock in full satisfaction of the “Initial Grant” under the Initial Employment Agreement. The Initial Grant was issued in August 2012 and was fully vested with respect to 8,438,037 shares, with the remaining 18,096,671 shares subject to vesting pro rata monthly over the next 36 months beginning February 1, 2013.

(ii) Subsequent Grants. Beginning January 1, 2016, subject to Board approval and discretion, Executive will be eligible to earn additional long-term equity incentive awards based upon Executive’s performance and the Company’s business circumstances.

(c) Performance Bonus. Executive will be eligible to receive an annual bonus in a range of 50% to 200% of Base Salary (the “Performance Bonus”) based on one or more performance targets for a given calendar year as set by the Board in its sole discretion. The target amount of the Performance Bonus for satisfaction of the set performance targets shall be 100% of Executive’s Base Salary (the “Target Cash Bonus”). The Board shall determine in its sole discretion whether Executive has satisfied or exceeded the applicable performance target(s).

Except as otherwise provided in Section 8, in lieu of the Performance Bonus or any other cash bonus payment for the calendar years ending December 31, 2012 through 2015, Executive will be granted additional equity grants on or before March 1 of the immediately following respective year, each in the amount equal to 1,205,750 shares (subject to adjustments for any stock splits or stock combinations) of TRIV’s common stock. These equity grants will be fully vested on the date granted. Executive acknowledges the receipt of a stock option to purchase up to 1,205,750 shares of TRIV’s common stock in February 2013 in full satisfaction of the bonus obligations for the year ended December 31, 2012.

The Board at its sole discretion may award a greater amount of bonus compensation at any time in any form including but not limited to cash, stock or options.

4. Health and Welfare Benefits. Executive will be entitled to participate in any benefit programs adopted from time to time by the Company for the benefit of its senior executives, and Executive shall be entitled to receive such other fringe benefits as may be granted to him from time to time by the Board.

(a) Health, Dental and Disability Insurance. Executive shall be entitled to participate in all health, dental and disability plans or programs made available by the Company to its employees generally. In addition, executive will be reimbursed for an annual comprehensive physical conducted by the Cooper Clinic.

(b) Other Benefit Plans. Executive shall be entitled to participate in any other benefit plans available to other senior executive employees of the Company, subject to any restrictions (including waiting periods) specified in such plans and/or related individual agreements.

(c) Paid Time Off. Executive shall be entitled to paid time off (“PTO”) in accordance with Company policies except, notwithstanding any Company policy to the contrary, he will be eligible to take 20 days of PTO in his first year of employment. Thereafter, he will be eligible to take either 20 days of PTO per calendar year or any greater amount of PTO permitted by Company policy.

(d) Travel. The Company will reimburse Executive for all reasonable travel expenses incurred on Company business.

5. Business Expenses and Attorneys’ Fees. The Company shall reimburse Executive for any and all reasonable, necessary, customary and usual expenses, properly receipted in accordance with Company policies, incurred by Executive on behalf of the Company.

6. Termination of Executive’s Employment.

(a) Death. If Executive dies while employed by the Company, his employment shall immediately terminate. The Company’s obligation to pay Executive’s Base Salary shall cease as of the date of Executive’s death, and any unpaid Base Salary shall be paid to Executive’s estate. In addition, within fifteen (15) days of Executive’s death, the Company shall pay to Executive’s estate the Target Cash Bonus prorated for the number of days worked in the year. Executive’s beneficiaries or his estate shall receive benefits in accordance with the Company’s retirement, insurance and other applicable programs and plans then in effect. Stock grants, options or other equity-related awards shall vest in accordance with the formula outlined in Section 3(b)(i.) above using a monthly-prorated calculation upon Executive’s death. In the event of death, Executive’s estate may exercise vested options until the earlier of (i) the original termination date of the option or (ii) three years after the date of Executive’s termination due to death.

(b) Disability. If Executive is absent and unable to perform the essential functions of the Executive’s job with or without reasonable accommodation as a result of a physical or mental disability or infirmity, which has continued for a period of three (3) consecutive months, as a result of Executive’s incapacity due to physical or mental illness (“Disability”), and, within thirty (30) days after written notice is provided to him by the Company, he shall not have returned to the full-time performance of his duties, Executive’s employment under this Agreement shall be deemed terminated by the Company for Disability. During any period prior to such termination during which Executive is absent from the full-time performance of his duties with the Company due to Disability, the Company shall continue to pay Executive his Base Salary at the rate in effect at the commencement of such period of Disability. In addition, within fifteen (15) days of termination for Disability, the Company shall pay to Executive’s estate the Target Cash Bonus prorated for the number of days worked in the year. Subsequent to such termination, Executive’s benefits shall be determined under the Company’s retirement, insurance and other compensation programs then in effect in accordance with the terms of such programs. Stock grants, options or other equity-related awards shall vest in accordance with the formula outlined in Section 3 (b)(i.) above using a monthly-prorated calculation upon Executive’s Disability. In the event of termination for Disability, Executive or his estate may exercise vested options until the earlier of (i) the original termination date of the option or (ii) three years after the date of Executive’s termination due to Disability.

(c) Termination by the Company For Cause. The Company may terminate Executive’s employment under this Agreement for Cause. For purposes of this Agreement, “Cause” shall mean (i) after providing written notice to Executive and a 30 day period to cure, a material breach by Executive of Executive’s contractual obligations to the Company concerning Executive’s employment or the Company’s written policies; (ii) after providing written notice to Executive and a 30 day period to cure, Executive’s gross negligence, serious misconduct or a material failure by Executive in connection with the discharge of Executive’s duties or otherwise relating to Executive’s employment with the Company; (iii) Executive’s use of drugs or alcohol in such a manner as to materially interfere with Executive’s performance of his duties; or (iv) Executive’s conviction of or plea of no “contest” to a felony. In the event of a termination under this Section 6(c), the Company will pay only the portion of Base Salary earned through the date of termination and any Performance Bonus previously awarded but not yet paid to Executive. Fringe benefits and options or stock which have accrued and/or vested on the termination date will continue in effect according to their terms.

(d) Termination by the Company Without Cause. The Company may terminate Executive’s employment hereunder at any time without Cause upon 30 days’ written notice to Executive or pay in lieu thereof. In the event of a termination under this Section 6(d), Executive shall be entitled to the benefits set forth in Section 7 unless there has been a Change in Control, in which Section 8 applies.

(e) Termination by Executive for Good Reason. Executive shall have the right to terminate this Agreement for Good Reason. For purposes of this Agreement, termination with “Good Reason” shall mean Executive actually terminates his employment with the Company within three (3) months after any of the following and that Executive has provided the Company written notice of the ground(s) for termination with Good Reason and the Company has failed to remedy the ground(s) for termination with Good Reason within 30 days of written notice by Executive: (i) a breach by the Company of its contractual obligations to Executive concerning his employment that is not timely cured; (ii) a reduction in Executive’s overall cash and equity compensation or a material reduction in benefits, in each case without his consent, or (iii) a diminution in Executive’s overall responsibilities without his consent, using as the baseline his overall responsibilities as of the date of this Agreement.

In the event of a termination under this Section 6(e), Executive shall be entitled to the benefits set forth in Section 7 unless there has been a Change in Control, in which case Section 8 applies.

(f) Termination by Executive for Any Reason. Executive may at any time terminate his employment hereunder for any reason or no reason by giving the Company notice in writing not less than thirty (30) days in advance of such termination. In the event of a termination by Executive under this Section 6(f), the Company will pay only the portion of Base Salary or previously awarded bonus unpaid as of the termination date. Fringe benefits and options which have accrued and/or vested on the termination date will continue in effect according to their terms. Executive or his estate may exercise vested options until the earlier of (i) the original termination date of the option or (ii) three years after the date of termination by Executive.

7. Compensation Upon Termination by the Company Without Cause or by Executive For Good Reason.

(a) If Executive’s employment shall be terminated by the Company without Cause (other than by reason of death or Disability) or by Executive for Good Reason, Executive shall be entitled to the following benefits:

(i) Payment of Unpaid Base Salary. The Company shall immediately pay Executive any portion of Executive’s Base Salary through the date of termination or any previously awarded bonus not paid prior to the termination date.

(ii) Severance Payment. The Company shall pay Executive a lump sum equal to one (1) times Executive’s Base Salary plus a lump sum amount equal to one (1) times Executive’s Target Cash Bonus as in effect immediately prior to his termination.

(iii) Timing; Release. Payment under Section 7(a)(i) shall be made immediately. Payment under Section 7(a)(ii) shall be made in accordance with the provisions of Section 21.

(b) Equity-Related Awards. In addition to the benefits set forth in Section 7(a), if Executive’s employment is terminated by the Company without Cause (other than by reason of death or Disability) or by Executive for Good Reason, any stock grants, options or other equity-related awards then held by Executive, to the extent not already vested as of such termination, will immediately vest with respect to an additional 12 month period, as if Executive continued to provide services to the Company during such additional 12 months, and Executive or his estate may exercise vested options until the earlier of (i) the original termination date of the option or (ii) three years after the date of Executive’s termination.

8. Compensation Upon and Terms of Employment Following a Change in Control.

(a) For purposes of this Agreement:

(i) “Change in Control” means a Business Combination in which less than fifty percent (50%) of the outstanding voting securities of the Successor Entity immediately following the closing of the Business Combination are beneficially held by those persons and entities in the same proportion as such persons and entities beneficially holding the voting securities of the Company or TRIV immediately prior to such transaction.

(ii) “Business Combination” means a transaction or series of related transactions resulting in (x) the sale of all or substantially all of the assets of the Company or TRIV; (y) a merger or consolidation or other reorganization of which the Company, or its subsidiary, or TRIV is a merging party, or (z) the sale or other change of beneficial ownership of at least 50% of the outstanding voting securities of the Company or TRIV (excluding any such sale or change in connection with a transaction for bona fide capital raising purposes).

(iii) “Successor Entity” means a corporation or other entity other than the Company or TRIV that in a Business Combination acquires all or substantially all of the assets of the Company or TRIV or is the surviving party in a merger or consolidation or other reorganization, provided that if there is no such corporation or other entity in a Business Combination, then for that Business Combination the Successor Entity is the Company or TRIV, as applicable.

(b) Following the first anniversary of the closing of a Change in Control event or upon the Executive’s Termination of Employment per the terms of Paragraphs 6(a), (b), (d) or (e), whichever occurs earlier, Executive will be entitled to receive the following payments and other benefits:

(i) Payment of Unpaid Base Salary if Terminated. The Company or the Successor Entity shall immediately pay Executive any portion of Executive’s Base Salary earned through the date of termination and any previously awarded bonus not paid prior to the termination date.

(ii) Change in Control Bonus. Following the first anniversary of the closing of a Change in Control event or upon the Executive’s Termination of Employment per the terms of Paragraphs 6(a), (b), (d) or (e), whichever occurs earlier, the Company or the Successor Entity shall pay Executive a lump sum amount equal to two (2) times Executive’s Base Salary plus a lump sum amount equal to two (2) times the Target Cash Bonus as in effect immediately prior to his termination.

(iii) Release. Payments under Section 8(b)(ii) shall be made in accordance with the provisions of Section 21.

(iv) Terms of Continued Employment. The Executive agrees that he will remain employed with or work for the Successor Entity for a period of at least 12 months following a Change in Control. The terms of the Executive’s employment with the Successor Entity shall be equivalent to the terms set forth in Paragraphs 3(a) and (c); 4, 5, 6(a) and (b), and 9 – 23.

(c) Equity-Related Awards. In the event of a Change in Control, and without regard to any termination of employment, any stock grants, options or other equity-related awards then held by Executive, to the extent not already vested as of the closing of such Change in Control event, will immediately vest in full, and shall be exercisable for such period as set forth in the applicable award agreements by which such awards are evidenced.

9. Protection of the Company’s Intellectual Property.

Executive and the Company acknowledge and agree that during and solely as a result of his employment by the Company, the Company will provide confidential information to Executive in order to allow Executive to fulfill his obligations as an executive of the Company and under this Agreement. In consideration of the special and unique opportunities afforded to Executive by the Company as a result of Executive’s employment, as outlined in the previous sentence, Executive hereby agrees as follows:

(a) Noncompetition.

(i) Agreement Not to Compete. Executive agrees that during his employment and for a period of twelve (12) months following Executive’s termination of employment for any reason (the “Restricted Period”) Executive shall not (other than for the benefit of the Company or any of its affiliated entities pursuant to this Agreement) compete with the Company (or any of its affiliated entities) anywhere in the world in the field of Endovascular Aortic Repair (the “Restricted Business”). Without limiting the generality of the foregoing, Executive shall refrain during the Restricted Period from engaging in the conception, design, development, production, marketing, or servicing of any product or service in the Restricted Business, and Executive shall not work for, assist, loan money, extend credit or become affiliated with as an individual, owner, partner, director, officer, stockholder, employee, advisor, independent contractor, joint venturer, consultant, agent, representative, salesman or any other capacity, either directly or indirectly, any individual or business that offers or performs services, or offers or provides products, or is researching or developing products, in the Restricted Business. The restrictions of this Section 9(a) shall not be violated by (1) the ownership of no more than 1% of the outstanding securities of any company whose equity securities are traded on a national securities exchange, or (2) employment with a division or subsidiary of a company or enterprise that is not engaged in the Restricted Business even if another division or subsidiary is engaged in the Restricted Business; provided that in no event shall the Executive engage or participate in the Restricted Business in connection with such employment.

(ii) Acknowledgment Regarding Restrictive Covenants. Executive acknowledges that the Company has taken reasonable steps to maintain the confidentiality of its confidential information and its ownership interests in its intellectual property, which is extremely valuable to the Company and provides the Company with a competitive advantage in its market. Executive further acknowledges that the Company would suffer irreparable harm if Executive were to use or enable others to use such knowledge, information, and business acumen in competition with the Company. Executive acknowledges the necessity of the noncompetition covenants set forth in this Section 9(a) (the “Restrictive Covenants”) to: protect the Company’s legitimate interests in its confidential information; protect Company’s customer relations and the goodwill with customers and suppliers that it has established at its substantial investment; and protect the Company as a result of providing Executive with specialized knowledge, training, and insight regarding the Company’s operations. Executive further agrees and acknowledges that the Restrictive Covenants are reasonably limited as to time, geographic area, and scope of activities to be restricted and that such promises do not impose a greater restraint on Executive than is necessary to protect the goodwill, confidential and other legitimate business interests of the Company. Executives agrees that any breach of the Restrictive Covenants cannot be remedied solely by money damages, and that in addition to any other remedies the Company may have, the Company is entitled to obtain interim relief against Executive without the requirement of posting bond or other security. Nothing herein, however, shall be construed as limiting the Company’s right to pursue any other available remedy at law or in equity, including recovery of damages.

(b) Duty To Avoid Conflict Of Interest. During his employment by the Company, Executive agrees not to engage or participate in, directly or indirectly, any activities in conflict with the best interests of the Company.

(c) Employee Invention and Confidential Information Agreement. Executive acknowledges that he executed and is subject to the Company’s Employee Invention and Confidential Information Agreement (“EICIA”) in the form attached as Exhibit A.

(d) Nonsolicitation. Executive promises and agrees that he will not directly or indirectly solicit any of the Company’s employees to work for any competing organization as determined under Section 9(a) for a period of one (1) year following the termination of Executive’s employment.

10. Notices. All notices and other communications under this Agreement shall be in writing and shall be given by fax or first class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given three (3) days after mailing or twenty-four (24) hours after transmission of a fax to the respective persons named below:

If to the Company:	TriVascular, Inc.
3910 Brickway Blvd.
Santa Rosa, CA 95403
Facsimile: (707) 541-3952
Attn. Chief Financial Officer

If to Executive:	Christopher G. Chavez
P.O. Box 670884
Dallas, TX 75367

Either party may change such party’s address for notices by notice duly given pursuant hereto.

11. Termination of Prior Agreements. This Agreement terminates and supersedes any and all prior agreements and understandings between the parties with respect to employment or with respect to the compensation of Executive by the Company.

12. Assignment; Successors. This Agreement is personal in its nature, and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided, however, that, in the event of the merger, consolidation, transfer, or sale of all or substantially all of the assets of the Company with or to any other individual or entity, the Company shall ensure that this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder.

13. Governing Law. This Agreement and the legal relations thus created between the parties hereto shall be governed by and construed under and in accordance with the internal laws of the State of Texas, without regard to its conflicts of law principles.

14. Entire Agreement; Headings. This Agreement, together with the EICIA, the Company’s written policies and other standard agreements required to be signed by the Company’s employees and TRIV equity holders, including without limitation the Amended and Restated Stockholders Agreement, embodies the entire agreement of the parties with respect to the subject matter hereof, and may be modified only in a writing signed by both Executive and a duly authorized representative of the Board or an officer of the Company authorized by the Board. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

15. Waiver; Modification. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times. This Agreement shall not be modified in any respect except by a writing executed by each party hereto.

16. Severability. In the event that a court of competent jurisdiction determines that any portion of this Agreement is in violation of any statute or public policy, only the portions of this Agreement that violate such statute or public policy shall be stricken. All portions of this Agreement that do not violate any statute or public policy shall continue in full force and effect. Further, any court order striking any portion of this Agreement shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties under this Agreement.

17. Compliance with Section 409A.

(a) The parties acknowledge and agree that, to the extent applicable, this Agreement is intended to comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the Department of Treasury Regulations and other interpretive guidance issued thereunder (collectively, “Section 409A”), including without limitation any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding any provision of this Agreement to the contrary, in the event that the Company or Executive determines that any compensation or benefits payable or provided under this Agreement may be subject to Section 409A, the Company will adopt such limited amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Company reasonably determines are necessary or appropriate to (a) exempt the compensation and benefits payable under this Agreement from Section 409A and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this Agreement or (b) comply with the requirements of Section 409A.

(b) A termination of Executive’s employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service,” within the meaning of Section 409A and, for purposes of any such provision in this Agreement, references to a “termination,” “termination of employment,” “termination of services” or like terms shall mean “separation from service,” within the meaning of Section 409A.

(c) Notwithstanding any other provision relating to payment provided in this Agreement to the contrary, if Executive is identified on the date of his or her separation from service as a “specified employee,” within the meaning of that term under Code Section 409A(a)(2)(B), then all rules regarding payments to specified employees under Section 409A shall apply and any provisions relating to payment in this Agreement to the contrary shall be disregarded.

18. Excise Tax Gross-Up. In the event that the Executive becomes entitled to the payments and benefits provided under the provisions of this Agreement or his employment with the Company (“Payments and Benefits”), if any of the Payments and Benefits will be subject to any excise tax imposed under Section 4999 of the Code, or successor sections thereto (“Excise Tax”), the Company or TRIV shall pay to or for the benefit of the Executive an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Executive, after deduction of any Excise Tax on the Payments and Benefits and any federal, state and local income tax and Excise Tax upon the payments shall be equal to the amount of the Payments and Benefits. For purposes of determining whether any of the Payments and Benefits will be subject to the Excise Tax and the amount of such Excise Tax, (i) any other payments or benefits received or to be received by the Executive that are contingent on a transaction described in Section 280G(b)(2)(A)(i) of the Code or on an event, including (without limitation) a termination of the Executive’s employment that is materially related to such a transaction (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in such a transaction, or any person affiliated with the Company or such person) shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax, unless, in the opinion of tax counsel selected by the Company and reasonably acceptable to the Executive, such other payments or benefits (in whole or in part) do not constitute “parachute payments,” including by reason of Section 280G(b)(4)(A) of the Code, or such excess “parachute payments” (in whole or in part) represent reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the Base Amount (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax; (ii) the amount of the Payments and Benefits which shall be treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of the Payments and Benefits or (B) the amount of “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code (after applying clause (i), above); and (iii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Company’s independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive’s residence on the termination date of employment, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes based on the marginal rate referenced above. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the termination date, the Executive shall repay to the Company or TRIV, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income tax imposed on the Gross-Up Payment being repaid by the Executive to the extent that such repayment results in a reduction in Excise Tax and/or a federal, state or local income tax deduction) plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time of the termination of the Executive’s employment (including by reason of any payment, the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company or TRIV shall make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable by the Executive with respect to such excess, but only to the extent that such interest, penalties or additions would not have been reduced by prompt payment by the Executive to the appropriate tax authority of the Gross-Up Payments previously received) at the time that the amount of such excess is finally determined. The Executive and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Payments and Benefits.

If the Executive consents in writing, notwithstanding the foregoing, in the event of a Change in Control, if any of the Payments and Benefits under this Agreement would be subject to the Excise Tax, the Company or TRIV, if duly authorized by the Board, shall, in accordance with the provisions under Treasury Regulation Section 1.280G-1, submit all “parachute payments” within the meaning of Code Section 280G(b)(2) to be otherwise received by the Executive to a vote of approval by the stockholders of the Company. Executive acknowledges that if the Company or TRIV does submit the “parachute payments” to a vote of the stockholders and uses reasonable and good faith diligent efforts to secure the approval of the stockholders of such “parachute payments” but the stockholders fail to approve the “parachute payments,” then the Executive agrees to forfeit such benefits and payments under Section 8 of this Agreement that constitute “excess parachute payments” under Code Section 280G(b)(1) that are subject to the Excise Tax.

19. Indemnification. Executive acknowledges entering into TRIV’s standard form of Indemnification Agreement providing for the same indemnification of Executive as all of its other directors and executive officers. The Company has purchased and intends to maintain a Directors and Officers liability insurance policy providing for customary insurance coverage for the benefit of all of its directors and officers.

20. Confidentiality of Agreement. Executive agrees to keep the terms and conditions of this Agreement confidential to the extent allowed by law, except Executive may supply a copy to Executive’s accountant or other financial advisors, to members of Executive’s immediate family and to Executive’s attorney on a confidential basis. The Company agrees to keep the terms and conditions of this Agreement confidential to the extent allowed by law and to only divulge the terms of this Agreement to those employees or Board members of the Company and the Company’s legal, accounting and financial advisors with a business need to know the information. Company employees provided access to the terms of this Agreement will additionally be bound to the confidentiality obligations of the Company.

21. Release Required for Certain Payments; Timing. All payments and benefits due to Executive under Sections 7 and 8 which are not otherwise required by law shall be contingent upon execution by Executive (or Executive’s beneficiary or estate) of a general release, in substantially the form attached as Exhibit B, subject to such modifications as may be necessary to address changes in the applicable laws, of all claims to the maximum extent permitted by law against the Company and each of its affiliates and current and former stockholders, managers, employees and agents, in such form as determined by the Company in its sole discretion. Executive shall forfeit all rights to such payments and benefits unless such release is signed and delivered and no longer subject to revocation (if applicable) within 59 days following the date of Executive’s termination. Provided that the foregoing requirements of this Section 21 are met, all payments covered by this Section 21 shall be made on the 60th day following the date of Executive’s termination.

22. Arbitration. Any and all disputes related to this Agreement or otherwise arising out of or related to Executive’s employment with the Company, or its parents, subsidiaries, affiliates, employees, officers, directors, insurers, attorneys, and agents (each of whom is expressly designated an intended beneficiary of this agreement to arbitrate) shall be submitted to and resolved through final and binding arbitration. The arbitration will replace any civil litigation in a court of law; meaning that both Executive and the Company are each waiving any right to a jury trial. The arbitrator’s decision shall be final and binding to the fullest extent permitted by law, and will be enforceable by any court having jurisdiction thereof. The disputes subject to arbitration include, but are not limited to, any claims for breach of contract (including breach of the Restrictive Covenants), discrimination or harassment, or violation of any other federal, state or local law or regulation. Arbitration is to be conducted in Dallas, Texas, in accordance with the rules and regulations of the America Arbitration Association (“AAA”) using its National

Employment Dispute Resolution Rules (a copy of which is currently available at the AAA website, www.adr.org), including procedures for discovery sufficient to adequately arbitrate any statutory claims, as determined by the arbitrator. The Company will pay all costs that are unique to arbitration, such as the arbitrator’s fees. The foregoing agreement to arbitrate shall not preclude either Executive or the Company from seeking interim relief in a court of law to prevent irreparable harm, where such relief cannot await the conclusion of an arbitration proceeding, and both Executive and the Company agree that a request for such interim relief shall not waive any party’s right to demand arbitration pursuant to this Agreement.

23. Venue. To the extent a dispute arises between Executive and the Company or any of its parents, subsidiaries, or affiliates that is not subject to mandatory arbitration under this Agreement (for example, if a party seeks interim relief from a court that is ancillary to an arbitrable claim), the federal and state courts in Dallas County, Texas shall have exclusive jurisdiction over the dispute. To the extent not inconsistent with their agreement to arbitrate, both the Company and Executive (i) consent to the personal jurisdiction of said courts, (ii) waive any venue or inconvenient forum defense to any proceeding maintained in such courts and (iii) agree not to initiate or participate in any proceeding arising out of or relating to this Agreement or Executive’s employment by the Company in any other court.

In Witness Whereof, the Company has caused this Agreement to be executed by its duly authorized officer, and Executive has hereunto signed this Agreement, as of the Effective Date.

TriVascular, Inc. and
TriVascular Technologies, Inc.

By:	/s/ Douglas A. Roeder
Douglas A. Roeder
Chairman of the Compensation Committee of the Board of Directors

/s/ Christopher G. Chavez
Christopher G. Chavez

Exhibit A

Employee Invention and Confidential Information Agreement

Exhibit B

Form of Release